EXHIBIT 23

CONSENT OF HANNIS T. BOURGEOIS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150255) of Britton & Koontz Capital Corporation and any related Prospectus of our Report of Independent Registered Public Accounting Firm dated March 12, 2012 on the consolidated financial statements of Britton & Koontz Capital Corporation and Subsidiaries for the years ended December 31, 2011 and 2010, and to the use of such Report, to be included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission.

Hannis T. Bourgeois, LLP
Baton Rouge, Louisiana
March 12, 2012